                                                                  EXHIBIT 6.1.2.

                       CASPIAN ENERGY INTERNATIONAL, INC.

                         2001 EMPLOYEE STOCK OPTION PLAN

                        INCENTIVE STOCK OPTION AGREEMENT
                        --------------------------------

                                            Optionee: Edward W. Blessing

                                            Number of Shares: 750,000

                                            Option Price: $0.05

                                            Date of Grant: May 15, 2001

     1. Grant of Option. Caspian Energy International, Inc. ("Company") hereby
        ---------------
grants to the above-named optionee ("Optionee"), under its 2001 Employee Stock Option Plan ("Plan"), an Incentive Stock Option ("Option") to purchase at the Option Price per share and on the terms and conditions set forth in this agreement ("Option Agreement") shares ("Shares") of its Common Stock ("Common Stock") as stated above. The Plan is incorporated herein by reference and made a part of this Option Agreement. Capitalized terms not defined herein shall have the respective meanings set forth in the Plan.

     2. Period of Option and Limitations on Right to Exercise. The Option shall
        -----------------------------------------------------
expire at 5:00 p.m., Dallas Time, on May 15, 2006 ("Expiration Date"), unless sooner terminated after the date of the Optionee's termination of employment with the Company by reason of Disability or death as set forth herein.

     3. Exercise and Vesting.
        --------------------

        3.1 Such options shall be fully vested and exercisable in full upon the grant hereof.

        3.2 The exercise price for the options granted hereby shall be $0.05 per share, which is the fair market value of the shares of the Company as of the date hereof.

        3.3 Options are non-transferable by Optionee, but may be exercised by the estate of the Optionee at any time within 12 months following his death or Disability, but only to the extent the options are exercisable on the date of death.

        3.4 The amounts of options and shares subject to issuance upon exercise of options shall be adjusted for any stock split, stock dividend or recapitalization of the Company's common stock.

        3.5 Upon the termination of employment of the Optionee other than as a result of his death or Disability, the Optionee may exercise the Option, subject to its terms as set forth in this Option Agreement only within a period of three (3) months after the date of termination of employment.

        3.6 The Option shall be exercised by written notice directed to the Secretary of the Company. Such written notice shall be accompanied by full payment in cash, Common Stock (to the extent permitted by the Compensation Committee in its sole discretion) which was previously acquired by the Optionee, or any combination thereof acceptable to the Compensation Committee (in its sole discretion) for the number of Shares specified in such written notice. The value of the surrendered Common Stock used in payment of the exercise price under the Option shall be equal to the Fair Market Value thereof on the date of exercise, and the Optionee shall deliver to the

     Company a certificate or certificates representing such shares duly endorsed to the Company or accompanied by a duly-executed separate instrument of transfer satisfactory to the Committee.

          3.7 The Optionee recognizes that the Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company or any Subsidiary is required by any law or regulation or any governmental authority, whether Federal, state or local, domestic or foreign, to make in connection with the Optionee's exercise of the Option. If the Optionee is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with the exercise of the Option, the Optionee may satisfy such obligation in whole or in part by making an election to have the Company (i) withhold from the distribution of shares of Common Stock issuable upon exercise of the Option shares having a Fair Market Value equal to the amount so required to be withheld, or (ii) accept shares of Common Stock previously acquired by Optionee having a Fair Market Value equal to the amount so required to be withheld.

          3.8 Subject to the terms of this Option Agreement, the Option may be exercised at any time and without regard to any other option to purchase stock of the Company held by the Optionee.

     4.   Nontransferability. The Option is not transferable except by will or
          ------------------
by the laws of descent and distribution and is subject to the provisions of
Section 8 hereof. The Option may be exercised during the lifetime of the Optionee only by the Optionee.

     5.   Limitation of Rights. The Optionee shall have no rights as a
          --------------------
stockholder with respect to the Shares covered by the Option until the Optionee shall become the holder of record of such Shares. Neither the Plan, the granting of the Option nor this Option Agreement shall impose any obligation on the Company or any Subsidiary to continue the employment of the Optionee.

     6.   Stock Reserve. The Company shall at all times during the term of this
          -------------
Option Agreement reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Option Agreement. The Company shall pay all original issue taxes (if any) on the exercise of the Option, and all other fees and expenses necessarily incurred by the Company in connection therewith.

     7.   Optionee's Covenant. The Optionee hereby agrees to use his or her best
          -------------------
efforts to provide services to the Company in a workmanlike manner and to promote the Company's interests.

     8.   Restriction on Transfer. Except as otherwise provided in this Option
          -----------------------
Agreement, the Option and all rights and privileges granted hereunder shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

     9.   Restrictions on Issuance of Shares. If at any time the Board of
          ----------------------------------
Directors or the Committee shall determine, in its discretion, that listing, registration or qualification of the Shares covered by the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the shares acquired upon exercise of this Option may not be sold in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors or the Committee.

     10.  Plan Controls. In the event of any actual or alleged conflict between
          -------------
the provisions of the Plan and the provisions of this Option Agreement, the provisions of the Plan shall be controlling, and determinative.

     11.  Successors. This Option Agreement shall be binding upon any successor
          ----------
of the Company, in accordance with the terms of this Option Agreement and the Plan.

     12.  Interpretation. It is the intent of the parties hereto that the Option
          --------------
qualify for incentive stock option treatment pursuant to, and to the extent permitted by, Section 422 of the Code. All provisions hereof are intended to have, and shall be construed to have, such meanings as are set forth in applicable provisions of the Code and Treasury Regulations to allow the Option to so qualify.

     13.  Defined Terms. The following capitalized terms shall have the
          -------------
following definitions.

          (i) Disability means a permanent disability as determined by the Committee consistent with the definition under Section 422(c)(7) of the Code.

          (ii) Fair market Value means the closing price of the shares on the stock exchange or market on which the Common Stock is primarily traded on the day on which such value is to be determined or, if no shares were traded on such day, on the next preceding day on which shares were traded, as reported by the National Quotation Bureau, Inc. or other national quotation service.

     14.  Copy of Plan. Optionee acknowledges receipt of a description of the
          ------------
Plan, and in consideration of the foregoing grant, accepts the provisions of the Plan and agrees to the above terms and conditions. Copies of the Plan will be made available, and in the event of any conflict between the terms of the Plan and this Agreement or the description, the Plan shall control.

     15.  Investment Intent.  The Optionee hereby represents and warrants as
          -----------------
follows:

          a. The Shares will be acquired for the Optionee's own account without the participation of any other person, with the intent of holding the Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the Shares and not with a view to, or for resale in connection with, any distribution of the Shares or any portion thereof.

          b. The Optionee, through the Optionee's position with the Company, has access to all material information with regard to the Company.

          c. The Optionee will not acquire the Shares based upon any representation, oral or written, by any person with respect to the future value of or income from the Shares but rather upon an independent examination and judgment as to the prospects of the Company.

          d. The Shares were not offered to the Optionee by means of publicly disseminated advertisements or sales literature, nor is the Optionee aware of any offers made to other persons by such means.

          e. The Optionee acknowledges that the Optionee must continue to bear the economic risk of the investment in the Shares for an indefinite period and recognizes that the Shares will be: (i) transferred without registration under any state or federal law relating to the registration of securities for sale; and (ii) issued and transferred in reliance on the exemption from registration provided by Section 4(2) of the United States Securities Act of 1933, as amended (the "1933 Act").

                           [Signature Page to Follow]

     IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Option Agreement to be executed, and the Optionee has executed this Option Agreement, all as of the day and year first above written.



                                          CASPIAN  ENERGY INTERNATIONAL, INC.

                                          By: /s/ Edward W.  Blessing
                                              ---------------------------------
                                              Edward W. Blessing, President



                                              /s/ Edward W.  Blessing
                                              ---------------------------------
                                              Edward W. Blessing